Exhibit 3.1

KEYARCH ACQUISITION CORPORATION
(THE “COMPANY”)

EXTRACT OF THE EXTRAORDINARY GENERAL MEETING OF THE
COMPANY HELD ON 20 JULY 2023

The following is an extract from the minutes of the extraordinary general meeting of the Company held on 20 July 2023 (the “Meeting”):

1.	AMENDMENT TO ARTICLE 13 OF THE AMENDED AND RESTATED MEMORANDUM & ARTICLES OF ASSOCIATION

1.1	IT WAS RESOLVED by special resolution that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of Article 13 and replacing it with the following:

“13.	At the time of the consummation of the Company’s initial Business Combination, the issued and outstanding Class B Shares shall automatically be converted into such number of Class A Shares on a one-for one basis (the “Initial Conversion Ratio”) as is equal to, on an as-converted basis, 20% of the sum of:

(a)	the total number of Class A Shares and Class B Shares in issue at the time of the IPO (including pursuant to the Over-Allotment Option), plus

(b)	the total number of Class A Shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding (x) any Class A Shares or equity-linked securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in the initial Business Combination and (y) any private placement warrants issued to the Sponsor, unless the holders of a majority of the Class B Shares in issue agree to waive such anti- dilution adjustment with respect to any such issuance or deemed issuance.

The term “equity-linked securities” refers to any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with our initial Business Combination, including but not limited to a private placement of equity or debt.

Notwithstanding the foregoing, Class B Shares may be converted into Class A Shares on a one-for-one basis at any earlier date, prior to the consummation of the Company’s initial Business Combination, at the option of the holders of the Class B Shares.”

2.	AMENDMENT TO ARTICLE 167 OF THE AMENDED AND RESTATED MEMORANDUM & ARTICLES OF ASSOCIATION

2.1	IT WAS RESOLVED by special resolution that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of Article 167 and replacing it with the following:

“167.	None of the funds held in the Trust Fund shall be released from the Trust Fund until the earlier of an IPO Redemption pursuant to Article 163, a repurchase of Shares by means of a tender offer pursuant to Article 159(b), a distribution of the Trust Fund pursuant to Article 165 or an amendment pursuant to Article 166. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Fund.”

Filed: 24-Jul-2023 10:44 EST
Auth Code: J44238207394

www.verify.gov.ky File#: 375002

3.	AMENDMENT TO ARTICLE 165 OF THE AMENDED AND RESTATED MEMORANDUM & ARTICLES OF ASSOCIATION

3.1	IT WAS RESOLVED BY special resolution that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of Article 165 and replacing it with the following:

“165.	In the event that either the Company does not consummate a Business Combination by January 27, 2024 (or such earlier date as may be determined by the Board in its sole discretion), or such later time as the Members of the Company may approve in accordance with the Articles or a resolution of the Company’s Members is passed pursuant to the Companies Act (as amended) to commence the voluntary liquidation of the Company prior to the consummation of a Business Combination for any reason, the Company shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund (less up to US$100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of Public Shares then in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in the case of sub-articles (ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.”

4.	AMENDMENT TO ARTICLE 166(a) OF THE AMENDED AND RESTATED MEMORANDUM & ARTICLES OF ASSOCIATION

4.1	IT WAS RESOLVED by special resolution that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of Article 166(a) and replacing it with the following:

166.	In the event that any amendment is made to the Articles:

(a)	to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination by January 27, 2024 (or such earlier date as may be determined by the Board in its sole discretion); or”

BY	/s/ Kai Xiong
Kai Xiong
Chairman of the Meeting

Filed: 24-Jul-2023 10:44 EST
Auth Code: J44238207394

www.verify.gov.ky File#: 375002